As filed with the Securities and Exchange Commission on June 20, 2014 Registration No. 333-______
SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
AMTECH SYSTEMS, INC. (Exact Name of Registrant as Specified in Its Charter)
Arizona (State or Other Jurisdiction of Incorporation or Organization)	86-0411215 (I.R.S. Employer Identification Number)
131 South Clark Drive Tempe, Arizona 85281 (Address of Principal Executive Offices, Including Zip Code)
2007 Employee Stock Incentive Plan (Full Title of the Plan)
Bradley C. Anderson Chief Financial Officer Amtech Systems, Inc. 131 South Clark Drive Tempe, Arizona 85281 (480) 967-5146 (Name, Address and Telephone Number, including Area Code, of Agent For Service)	Copy to: Christopher D. Johnson, Esq. Squire Patton Boggs (US) LLP 1 E. Washington Street, Suite 2700 Phoenix, Arizona 85004 (602) 528-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer [  ] Accelerated Filer [  ] Non-accelerated Filer [X] Smaller Reporting Company [  ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	900,000 shares	$10.335	$9,301,500	$1,198.03

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of common stock of the registrant that become issuable as a result of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of common stock of the registrant. This registration statement shall cover such additional shares. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to registrant’s 2007 Employee Stock Incentive Plan, as amended (the “Plan”).

(2)
Pursuant to General Instruction E to Form S-8, a filing fee is only being paid with respect to the registration of additional securities for the Plan. This registration statement on Form S-8 relates to 900,000 additional shares of common stock, par value $.01, of the registrant, issuable pursuant to the Plan. Registration statements on Forms S-8 covering 500,000 shares and 900,000 shares (before stock splits and stock dividends) were previously filed with respect to the Plan (registration nos. 333-145454 and 333-168606 filed August 15, 2007 and August 6, 2010, respectively).

(3)
Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price is based upon the average of the reported high and low sales price of the common stock of the registrant as reported on the NASDAQ Global Select Market on June 16, 2014 (a date within five business days of the filing of this Registration Statement).

EXPLANATORY NOTE

INCORPORATION BY REFERENCE: Pursuant to General Instruction E to Form S-8, the contents of registration statements nos. 333-145454 and 333-168606 are incorporated herein by this reference and made a part hereof.

REGISTRATION OF ADDITIONAL SHARES: This registration statement on Form S-8 is filed by the registrant to register an additional 900,000 shares of common stock, par value $.01 per share, of Amtech Systems, Inc. (the “Corporation” or the “Registrant”), which may be issued pursuant to an amendment to the Plan authorized by the shareholders of the Registrant on May 8, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information And Employee Plan Annual Information.*

_______________________
*                 The documents containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to the Note to Part I of Form S-8 and Rule 424 under the Securities Act of 1933. The information required in the Section 10(a) prospectus is included in documents being maintained and delivered by the Registrant as required by Part I of Form S-8 and by Rule 428 under the Securities Act of 1933. These documents, and the documents incorporated by reference in Item 3 of Part II of this registration statement, are available to participants without charge, upon written or oral request as provided in Item 3 of Part II below.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

In this registration statement, the terms “we,” “our,” “us,” “Amtech,” the “Registrant” and the “Corporation” refer to Amtech System, Inc. The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be part of this registration statement. Information that we file with the SEC in the future and incorporate by reference in this registration statement automatically updates and supersedes previously filed information as applicable.

The following documents which have been and will in the future be filed by us with the Commission are incorporated in this Registration Statement by reference:

a.
Our Annual Report on Form 10-K for the fiscal year ended September 30, 2013, as amended by Amendment No. 1 to Form 10-K for the fiscal year ended September 30, 2013, and including the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2013 from our definitive proxy statement on Schedule 14A filed with the SEC on March 28, 2014.

b.	All other reports filed by the Corporation under Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since September 30, 2013.

c.	The description of our common stock contained in our registration statement filed pursuant to Section 12 of the Exchange Act.

In addition, all reports and documents filed by us under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities being offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in and to be part of this Registration Statement from the date of filing of each such document.

You may request a copy of these filings, which we shall deliver to you, together with all exhibits thereto, at no cost, by writing or telephoning us as follows:

Amtech Systems, Inc.
Attention: Bradley C. Anderson

131 South Clark Drive
Tempe, Arizona 85281
(480) 967-5146

Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this registration statement, or in any other document that is subsequently filed with the SEC and incorporated by reference, modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this registration statement, except as so modified or superseded. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this registration statement or in any documents previously incorporated by reference have been modified or superseded.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 10-851 of the Arizona Revised Statutes enables a corporation to eliminate or limit personal liability of members of its board of directors for violations of their fiduciary duty of care. However, Arizona law does not permit the elimination of a director's or officer's liability: (i) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; and (ii) in connection with any other proceeding charging improper financial benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that financial benefit was improperly received by the director. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Amtech pursuant to the foregoing provision, Amtech has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Pursuant to Amtech’s Articles of Incorporation, it shall indemnify any and all of its existing and former directors, officers, employees, and agents against all expenses incurred by them and each of them, including, but not limited to legal fees, judgments, penalties, and amounts paid in settlement or compromise, which may arise or be incurred, rendered, or levied in any legal action brought or threatened against any of them for or on account of any action or omission alleged to have been committed while acting within the scope of employment as director, officer, employee or agent of the corporation, whether or not any action is or has been filed against them and whether or not any settlement or compromise is approved by a court, indemnification shall be made by the corporation whether the legal action brought or threatened is by or in the right of the corporation or by any other person.

Whenever any existing or former director, officer, employee, or agent shall report to the President of the corporation or the chairman of the Board of Directors that he or she has incurred or may incur expenses, including, but not limited to, legal fees, judgments, penalties, and amounts paid in settlement or compromise in a legal action brought or threatened against him or her for or on account of any action or omission alleged to have been committed by him or her while acting within the scope of his or her employment as a director, officer, employee or agent of the corporation, the Board of Directors shall, at its next regular or at a special meeting held within a reasonable time thereafter, determine in good faith, whether in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent or criminal intent. If the Board of Directors determines, in good faith, that such person did not act, fail to act, or refuse to act willfully or with gross negligence or with fraudulent or criminal intent, in regard to the matter involved in the action or contemplated action, such person acted, failed to act, or refused to act willfully or with gross negligence or with fraudulent criminal intent, indemnification shall be mandatory and shall be automatically extended as specified herein; provided, that the corporation shall have the right to refuse indemnification in any instance in which the person to whom indemnification would otherwise have been applicable shall have unreasonably refused to permit the corporation, at its own expense and through counsel of its own choosing, to defend him or her in the action.

Amtech has purchased insurance on behalf of its directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as directors or officers of Amtech, or that may arise out of their status as directors or officers of the Registrant, including liabilities under the federal and state securities laws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.3	2007 Employee Stock Incentive Plan, as amended*
5.1	Opinion of Squire Patton Boggs (US) LLP regarding legality of shares**
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1 hereto)
23.2	Consent of Mayer Hoffman McCann, P.C. **
24	Power of attorney **

* Incorporated herein by reference to Amtech’s current report on Form 8-K, filed with the SEC on May 14, 2014
** Filed herewith

Item 9. Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tempe, State of Arizona, on June 20, 2014.

Amtech Systems, Inc.

By:    /s/ Bradley C. Anderson
Bradley C. Anderson
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
_____*____________ Jong S. Whang	Executive Chairman and Chairman of the Board	June 20, 2014
_____*____________ Fokko Pentinga	Chief Executive Officer and President (Principal Executive Officer)	June 20, 2014
_____*___________ Bradley C. Anderson	Executive Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer)	June 20, 2014
_____*____________ Michael Garnreiter	Director	June 20, 2014
_____*____________ Alfred W. Giese	Director	June 20, 2014
_____*____________ Egbert Jan Geert Goudena	Director	June 20, 2014
_____*____________ Robert F. King	Director	June 20, 2014

* By:	/s/ Bradley C. Anderson
Bradley C. Anderson, Attorney-In-Fact **
**       By authority of the power of attorney filed as Exhibit 24 hereto.

EXHIBIT INDEX

Exhibit No.	Description
4.3	2007 Employee Stock Incentive Plan, as amended*
5.1	Opinion of Squire Patton Boggs (US) LLP regarding legality of shares**
23.1	Consent of Squire Patton Boggs (US) LLP (included in Exhibit 5.1 hereto)
23.2	Consent of Mayer Hoffman McCann, P.C. **
24	Power of attorney **

*	Incorporated herein by reference to Amtech’s current report on Form 8-K, filed with the SEC on May 14, 2014

**	Filed herewith